UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 22, 2024

Farmers & Merchants Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio	001-38084	34-1469491
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

307 North Defiance Street, Archbold, Ohio	43502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including Area Code (419) 446-2501

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange
Common Stock, No Par Value	FMAO	NASDAQ Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17-CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 22, 2024, F&M Bank (“F&M”) an Archbold, Ohio based bank owned by Farmers & Merchants Bancorp, Inc. (Nasdaq: FMAO) announced the retirements of Rex Rice, EVP & Chief Lending Officer and Benét Rupp, EVP & Chief Administrative Officer. Rice will remain in his role until March 1, 2024. Rupp will remain in her role until March 22, 2024. F&M also announced several promotions as part of the Company’s established succession plan.

Lars Eller, President and CEO, stated, “On behalf of everyone at F&M, we want to thank Rex and Benét for their years of dedication and service. Rex began with the bank in 1981 and has served in a variety of leadership capacities. He has been an integral part of F&M’s success over the past 43 years, where we have seen our lending portfolio grow to over $2.5 billion. Rex has been a trusted advisor and invaluable partner, and I wish him all the best in his well-deserved retirement. Benét joined F&M in 2019 and has been an instrumental member of our executive team over the past five years. Under Benét’s leadership we have continuously improved significant functions within the bank including human resources, operations, and strategic planning. I’d like to thank Benét for being a catalyst for change within the organization and I wish her all the best in her retirement.”

Mr. Eller continued, “Since becoming CEO in 2019, I have consistently emphasized the importance of recruiting, developing, and retaining highly motivated, skilled, and dedicated talent. We are very excited for David, Tim, Alexis, and Amy as they assume additional responsibilities. I look forward to the expanded leadership and continued contributions each will bring to F&M. With these strategic changes, we are better positioned than ever to embrace the future and deliver increased value to our customers, associates, shareholders, and communities.”

David Gerken Promoted to EVP | Chief Lending Officer

As Chief Lending Officer, Mr. Gerken will oversee the Bank’s commercial, agriculture and consumer lending areas as well as special assets and treasury management solutions. Mr. Gerken has over 30 years of commercial banking experience and most recently served as F&M’s SVP Senior Commercial Banking Manager. He has a BA in Business Administration from Defiance College.

Tim Carsey Promoted to SVP | Chief Administrative Officer

As Chief Administrative Officer, Mr. Carsey will lead F&M’s deposit and loan operations, digital banking, and customer care functions. Mr. Carsey joined F&M in 2022 as VP Senior Operations Manager and has over 31 years of banking experience. He attended The Ohio State University. In his previous role at PNC, Mr. Carsey crafted an impressive performance record, highlighting his proven abilities as a change leader.

Alexis Smith Promoted to SVP | Chief People Officer

As Chief People Officer, Ms. Smith has assumed additional responsibilities associated with the Company’s strategic planning strategies and will continue to lead human resources for F&M inclusive of talent, learning, benefits, organization development, and payroll. Ms. Smith joined F&M in 2020 as VP Talent and Organization Development. She has over 25 years of HR, training, and organization development experience across multiple industries. Ms. Smith has both a BA and MA in Classics from The University of Toledo.

Amy Cover Promoted to SVP | Chief Marketing Officer

As Chief Marketing Officer, Ms. Cover has assumed additional responsibilities that include product development and customer experience strategies and will continue to lead marketing and brand strategy, communications, and public relations across F&M’s footprint. Ms. Cover joined the Bank in 2009 and has held a variety of leadership positions within the bank’s marketing function. Ms. Cover has a BA in Communications & Marketing and an MBA from Defiance College and attended the Graduate School of Banking at the University of Wisconsin – Madison.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Exhibit

99	Company Press Release dated January 24, 2024

104	The Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

FARMERS & MERCHANTS BANCORP, INC.
(Registrant)

Dated: January 24, 2024	/s/ Lars B. Eller
Lars B. Eller
President and Chief Executive Officer

/s/ Barbara J. Britenriker
Barbara J. Britenriker
Executive Vice President and Chief Financial Officer